UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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HANDY & HARMAN LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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HANDY & HARMAN LTD.

590 Madison Avenue, 32nd Floor

New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2017

April 25, 2017

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Handy & Harman Ltd. (the “Company”) to be held on May 25, 2017, at 9:00 a.m., local time, at Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019 for the following purposes:

1. To elect seven directors to the Board of Directors (the “Board”) of the Company.

2. To approve, on a non-binding, advisory basis, named executive officer compensation.

3. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

4. To transact any other business as may properly come before the Annual Meeting or any postponement or adjournments of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only holders of record of the Company’s common stock, $0.01 par value per share, at the close of business on March 27, 2017 will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Warren G. Lichtenstein

WARREN G. LICHTENSTEIN
Chairman of the Board

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting. This will assure that your shares are represented at the Annual Meeting.

HANDY & HARMAN LTD.

590 Madison Avenue, 32nd Floor

New York, New York 10022

PROXY STATEMENT

Annual Meeting of Stockholders

This Proxy Statement is being furnished to the stockholders of Handy & Harman Ltd., a Delaware corporation (the “Company,” “HNH,” “we” or “us”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Handy & Harman Ltd., for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 25, 2017, at 9:00 a.m., local time, at Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019 and at any postponements or adjournments thereof.

At the Annual Meeting, stockholders will be asked:

1. To elect seven directors to the Board.

2. To approve, on a non-binding, advisory basis, named executive officer compensation.

3. To ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

4. To transact any other business as may properly come before the Annual Meeting or any postponement or adjournments of the Annual Meeting.

The Board has fixed the close of business on March 27, 2017, as the record date for the determination of the holders of the Company’s common stock, $0.01 par value per share (“Common Stock”), entitled to notice of and to vote at the Annual Meeting. Each eligible stockholder will be entitled to one vote for each share held on all matters to come before the Annual Meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on March 27, 2017, there were 12,221,429 shares of Common Stock entitled to vote.

This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Stock on or about April 25, 2017. Our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2016 (“2016”) is enclosed with this Proxy Statement.

THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on May 25, 2017, at 9:00 a.m., local time, at Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019.

Matters to be Considered

At the Annual Meeting, stockholders will be asked to consider and cast a vote on the following matters: the election of seven directors; the approval, on a non-binding, advisory basis, of named executive officer compensation; and the ratification of the selection of independent auditors.

The Board does not know of any matters to be brought before the Annual Meeting other than as set forth in the notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Quorum; List of Stockholders of Record

Only holders of record of the Company’s Common Stock at the close of business on March 27, 2017 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 12,221,429 shares of Common Stock outstanding and entitled to vote. A majority of the shares outstanding on the Record Date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of Common Stock held by them as of the Record Date.

Proposal 1: Election of Directors. Under our bylaws, the director nominees receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected to fill the seats of our Board. Abstentions are not counted as votes “FOR” or “AGAINST” the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors.

The Board recommends a vote “FOR” all nominees.

Proposal 2: Approval of Named Executive Officer Compensation. The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy on the matter. The vote is advisory and therefore not binding on the Board, the Compensation Committee of the Board (the “Compensation Committee”), or the Company.

The Board recommends a vote “FOR” this proposal.

Proposal 3: Selection of Auditors. Ratification of the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy on the matter. The vote is advisory and therefore not binding on the Board, the Audit Committee of the Board (the “Audit Committee”), or the Company.

The Board recommends a vote “FOR” this proposal.

We have been advised that it is the intention of SPH Group Holdings LLC (“SPHG Holdings”) to vote the shares of our Common Stock over which it has voting power “FOR” all nominees for director and in favor of all other proposals described in this Proxy Statement. SPHG Holdings beneficially owned approximately 70.0% of our outstanding shares of Common Stock as of the Record Date. See the stock ownership table set forth in “Stock Ownership of Principal Stockholders and Management” below for information regarding the ownership of our Common Stock.

Voting of Proxies

Stockholders that are “beneficial owners” (your HNH shares are held for you in street name, by a bank, broker or other nominee) and “registered stockholders” (your HNH shares are held in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates) may submit their votes before the Annual Meeting by: (a) Internet at www.proxyvote.com, or (b) telephone by calling 1-800-690-6903. Additionally, if you received your materials for the Annual Meeting by mail and do not wish to vote by Internet or telephone, you may mail a completed proxy card (in the case of registered stockholders), or voting instruction card (in the case of beneficial owners), in the prepaid envelope that was provided with your Annual Meeting materials. Stockholders wishing to vote by mail should be sure to complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you received and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of each of the seven nominees named on the proxy or instruction card, “FOR” the advisory vote on approval of the compensation of our named executive officers, and “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board may recommend.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

We encourage stockholders with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting (attendance at the Annual Meeting will not, in and of itself, constitute a revocation of any previously submitted votes). If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on the Record Date, in order to vote your shares at the Annual Meeting.

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the Annual Meeting and votes in person, his or her shares will not be voted.

Revocability of Proxies

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is voted. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company, at the Company’s address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the Annual Meeting. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Common Stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Attending in Person

Only holders of Common Stock as of the Record Date, their proxy holders and our invited guests may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares in street name, such as by a broker, you must bring proof of your ownership and identification with a photo at the Annual Meeting. For example, you may bring an account statement showing that you beneficially owned Common Stock as of the Record Date as acceptable proof of ownership.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by a plurality of votes, abstentions will have no effect on the outcome of Proposal No. 1, concerning the election of the seven nominees to our Board. Similarly, abstentions will have no effect on Proposal No. 2, concerning the non-binding, advisory vote on executive compensation, and Proposal No. 3, concerning the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

A “broker non-vote” occurs when a beneficial owner does not provide his or her broker with instructions as to how to vote the shares (“uninstructed shares”) and the broker does not vote on a particular proposal because they do not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.” Proposal No. 1, concerning the election of the seven nominees to our Board and Proposal No. 2, concerning the non-binding, advisory vote on executive compensation, are considered “non-routine”, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions; however, such uninstructed shares will be counted towards establishing a quorum. Therefore, we encourage you to vote your shares by Internet, telephone or by signing and returning your proxy card or voting instruction card with complete voting instructions before the Annual Meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

Brokers do have authority to vote uninstructed shares for or against “routine” proposals. Proposal No. 3, ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017, constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal No. 3 and such votes will count towards establishing a quorum.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes (which are votes that could have been provided had the beneficial holder provided voting instructions to its broker) for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy may remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted.

No Right of Appraisal

Neither Delaware law, the Company’s Certificate of Incorporation, nor its bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares.

Expenses of Soliciting Proxies

Our Board is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 25, 2017

This Proxy Statement and the Annual Report are available at www.handyharman.com/2017annual.php.

Annual Report and Company Information

A copy of the Annual Report is being furnished to stockholders concurrently herewith.

The Company will mail without charge, upon written request, a copy of the Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Stockholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Nominating Committee Charter, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, by writing to our Corporate Secretary. Requests should be sent to:

Handy & Harman Ltd.

Attn: Corporate Secretary

590 Madison Avenue, 32nd Floor

New York, New York 10022

Each of these documents is also available on our website, www.handyharman.com under “Investor Relations – Corporate Governance.”

Independent Auditors

We have been advised that representatives of BDO are not expected to attend the Annual Meeting.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by the use of such words as “expects,” “anticipates,” “intends,” “hopes,” “believes,” “could,” “may,” “will,” “projects,” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our ability to deploy our capital in a manner that maximizes stockholder value; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our products; environmental and other health and safety laws and regulations; general economic conditions and other risks detailed from time to time in filings we make with the United States Securities and Exchange Commission (the “SEC”), including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders are being asked to elect seven directors to serve until the next annual meeting or until their successors are elected and qualified.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the seven nominees named by the Board and listed on the following table. The Board does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board may propose.

Director Nominees

Each of the following nominees is currently serving as a director. Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating Committee of the Board (the “Nominating Committee”) and the Board to determine that the person should be nominated for election as a director of the Company at the Annual Meeting. No family relationships exist between any directors or executive officers (as such term is defined in Item 401(d) of Regulation S-K promulgated under the Exchange Act). The following information is as of March 27, 2017.

Name	Age	Position With The Company	Director Since
Warren G. Lichtenstein	51	Chairman of the Board	2005
Jack L. Howard	55	Vice Chairman and Principal Executive Officer of HNH	2005
Patrick A. DeMarco (1)(2)(3)	52	Director	2012
Robert Frankfurt (1)(2)(3)	51	Director	2008
John H. McNamara, Jr.	53	Director	2008
Garen W. Smith (1)(2)(3)	74	Director	2002
Jeffrey A. Svoboda	65	Director	2011

(1)	Member of the Nominating Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

Warren G. Lichtenstein has served as the Chairman of the Board of the Company since July 2005. Mr. Lichtenstein has served on the Board of Directors of over twenty public companies. He served as the Chairman of the Board and Chief Executive Officer of Steel Partners Holdings GP Inc. (“Steel Holdings GP”) from July 2009 to February 2013, and has served as Executive Chairman since February 2013. Steel Holdings GP is the general partner of Steel Partners Holdings L.P. (“Steel Holdings”), a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. Mr. Lichtenstein has been associated with Steel Holdings and its predecessors and affiliates since 1990. Mr. Lichtenstein served as Chairman of the Board of ModusLink Global Solutions, Inc. (“ModusLink”), a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies from March 2013 until June 2016, at which time he was appointed Executive Chairman. Mr. Lichtenstein also served as interim Chief Executive Officer of ModusLink from March 2016 to June 2016. Mr. Lichtenstein has served as a director of Aerojet Rocketdyne Holdings, Inc., a NYSE-listed manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008, serving as the Chairman of the Board from March 2013 to June 2016 and as Executive Chairman since June 2016. Mr. Lichtenstein has served as a director of Steel Excel Inc., since October 2010 and Chairman of the Board since May 2011. In 2011, Mr. Lichtenstein founded Steel Sports, Inc., a subsidiary of Steel Excel Inc. dedicated to building a network of participatory and experience-based sports-related businesses, with a particular emphasis on youth sports. He served as a director of SL Industries, Inc. (“SLI”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, from March 2010 to June 2016 (when SLI was acquired by the Company). He previously served as a director (formerly Chairman of the Board) of SLI from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. SLI was listed on the New York Stock Exchange until its acquisition as a wholly owned subsidiary of the Company effective June 1, 2016.

The Board has determined that Mr. Lichtenstein’s extensive experience in corporate finance, executive management, investing and his service as a director and advisor to a diverse group of public companies enable him to assist in the effective management of the Company.

Jack L. Howard has been Vice Chairman of the Board of the Company since March 2012 and Principal Executive Officer of the Company since January 2013, and has served as a director of the Company since July 2005. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. Mr. Howard has served as the President of Steel Holdings GP since July 2009 and has served as a director of Steel Holdings GP since October 2011. He also served as the Assistant Secretary of Steel Holdings GP from July 2009 to September 2011 and as Secretary from September 2011 to January 2012. He is the President of SP General Services LLC. He is the President of Steel Holdings and has been associated with Steel Holdings and its predecessors and affiliates since 1993. Mr. Howard has been a director of Steel Excel since December 2007, serving as Vice Chairman of the Steel Excel Board since May 2012, and Principal Executive Officer of Steel Excel since March 2013. He currently holds the securities licenses of Series 7, Series 24, Series 55 and Series 63.

The Board has determined that Mr. Howard’s managerial and investing experience in a broad range of businesses over the past 30 years, as well as his service on the boards of directors and committees of both public and private companies, enable him to effectively lead the management of the Company.

Patrick A. DeMarco has served as a director of the Company since 2012. Mr. DeMarco has been President of Risken Software Services, a provider of enterprise level technology solutions to automotive dealerships, since 2006. From 2002 to 2006, he was Executive Director, Client Solutions for J.D. Power & Associates, a global marketing information services company operating in key business sectors across a variety of industries. From 2000 to 2002, he was Vice President of Sales and Business Development for Blue Falcon Networks (now known as Akimbo Systems), a leader in distributed networking technologies and provider of cost-effective streaming media delivery solutions. From 1999 to 2000, Mr. DeMarco was a co-founder of MValue.com, which offered a privacy protection application for internet shoppers. He received a M.B.A. from Miami University (Ohio).

The Board had determined that Mr. DeMarco’s experience and success in key roles across a variety of industries, including with other manufacturing companies having attributes similar to the Company, enable him to assist in the effective management of the Company.

Robert Frankfurt has been a director of the Company since November 2008. Mr. Frankfurt is the founder of Myca Partners, Inc., an investment advisory services firm, and has served as its President since November 2006. From February 2005 through December 2005, Mr. Frankfurt served as the Vice President of Sandell Asset Management Corp., a privately owned hedge fund. From October 2002 through January 2005, Mr. Frankfurt was a private investor. Mr. Frankfurt served as a director of Peerless Systems Corp., a public company that licenses and sells imaging and networking technologies and components to the digital document markets, from November 2010 to June 2012. Mr. Frankfurt served as a director of Mercury Payment Systems, Inc., a private company that provides integrated transaction processing, from October 2010 until its sale in June 2014. Mr. Frankfurt graduated from the Wharton School of Business at the University of Pennsylvania with a B.S. in Economics and received an M.B.A. from the Anderson Graduate School of Management at the University of California at Los Angeles.

The Board has determined that Mr. Frankfurt’s years of experience with private investing and investment advising and his post-graduate education, which provide him with comprehensive financial and accounting expertise, enable him to assist in the effective management of the Company.

John H. McNamara, Jr. has served as a director of the Company since February 2008. He is an investment professional of Steel Holdings and has been associated with Steel Holdings and its predecessors and affiliates since 2006. Mr. McNamara has served as Chairman of the Board of WebBank, a Utah chartered industrial bank that is a wholly-owned subsidiary of Steel Holdings, since 2009, and Executive Chairman since 2012. Prior to working at Steel Holdings, Mr. McNamara was a Managing Director and Partner at Imperial Capital LLC, an investment banking firm, which he joined in 1995. As a member of its Corporate Finance Group, he provided advisory services for middle market companies in the areas of mergers and acquisitions, restructurings and financings. Mr. McNamara began his career at Bay Banks, Inc., a commercial bank, where he served in lending and work-out capacities.

The Board has determined that Mr. McNamara’s record of success in leadership positions in other public companies and extensive expertise in banking and corporate finance, particularly in the areas of mergers and acquisitions, restructuring and financing, enable him to assist in the effective management of the Company.

Garen W. Smith has served as a director of the Company since 2002. He has served as Vice President, Secretary and Treasurer of New Abundance Corp., a business consulting company, since 1997. Mr. Smith has served as a director of Phillips Manufacturing Company since November 2006. Mr. Smith also serves on the advisory board of Steel Warehouse Company, Inc. Mr. Smith is also currently the President of Grove Park Associates, a small, regional residential developer. Mr. Smith received his Bachelor of Science degree in Civil Engineering and his Masters of Engineering degree (Civil Engineering) from Penn State University.

The Board has determined that Mr. Smith’s years of experience and record of success in leadership positions in other manufacturing and industrial companies having attributes similar to the Company enable him to assist in the effective management of the Company.

Jeffrey A. Svoboda has served as a director of the Company since June 2011 and served as President and Chief Executive Officer of Handy & Harman Group Ltd. (“HNH Group”), a wholly owned subsidiary of the Company, from August 2011 until October 2016. Mr. Svoboda served as President of Handy & Harman (“H&H”), from January 2008 to October 2016, and of Bairnco LLC (“Bairnco”), from January 2009 to October 2016, each of H&H and Bairnco being a wholly owned subsidiary of HNH Group. Mr. Svoboda served as a Senior Vice President of the Company from March 2009 until October 2016. Mr. Svoboda has served as the Vice Chairman of Steel Holdings GP since June 2016. Mr. Svoboda also has served as a director of Api Group plc since March 2015. Mr. Svoboda has previously served as a Group Executive and Corporate Vice President of Danaher Corporation from 2001 through 2007. From 1998 through 2001, he was with Fortune Brands as President of Moen Incorporated. Prior positions included Vice President of Manufacturing and Distribution for Black & Decker, General Manager of International Marketing and Sales for General Electric Appliances, and President of Electro Componentes de Mexico, an affiliate of General Electric.

The Board has determined that Mr. Svoboda’s familiarity with the Company and its operations and his experience with other global manufacturing and industrial companies having attributes similar to the Company, as well as over 30 years of international operations and commercial responsibility in both consumer and industrial products companies, enables him to assist in the effective management of the Company.

Required Vote and Board Recommendation

If a quorum is present, the director nominees receiving a plurality of the votes cast during the Annual Meeting will be elected to fill the seats of our Board. Stockholders do not have the right to cumulate their votes in the election of directors.

If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining if a quorum is present. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your shares with respect to the election of directors to our Board. Such abstentions and broker non-votes will have no effect on the outcome of the election of directors to our Board, but such shares will be counted for purposes of establishing a quorum.

THE Board RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

The Board has undertaken its annual review of director independence. During this review, the Board considered all transactions and relationships between each current director and nominee for director or any member of such person’s immediate family and the Company, its subsidiaries and affiliates. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. In assessing the independence of our directors, our Board has reviewed and analyzed the standards for independence required under the NASDAQ Listing Rules, including NASDAQ Listing Rule 5605(a)(2), which includes a series of objective tests, such as that a director may not be our employee or officer, and that the director has not engaged in various types of business dealings with us. The Board affirmatively determined that, of our current directors and director nominees, Messrs. DeMarco, Frankfurt and Smith qualify as “independent” in accordance with the NASDAQ Listing Rules.

Under the NASDAQ Listing Rules, we have been considered a “controlled company” as a result of SPHG Holdings holding in excess of 50% of our outstanding voting power. As a “controlled company,” we are exempt from certain independence requirements under the NASDAQ Listing Rules, including that a majority of our directors be independent and that our Compensation Committee and Nominating Committee be comprised solely of independent directors.

Board Structure and Risk Oversight

Our Board believes that it is in the best interests of the Company to separate the roles of Chairman and Principal Executive Officer. The Board believes that freeing our Principal Executive Officer from this responsibility allows him to focus on the operations of our Company, while our Chairman is enabled to focus on the larger strategic interests of the Company.

Among the responsibilities that our Corporate Governance Guidelines place upon our Board is the oversight of the conduct of our business to evaluate whether it is being properly managed. Within this responsibility is the obligation to oversee risk management. The involvement of the full Board in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. The Board fulfills this responsibility by its regular updates from management, including our Principal Executive Officer and our Chief Financial Officer. Additionally, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on financial reporting risks and related controls and procedures. The Compensation Committee has historically strived to create compensation practices that do not encourage excessive levels of risk-taking that would be inconsistent with the Company’s strategy and objectives. The Nominating Committee is responsible for overseeing the Company’s corporate governance and Corporate Governance Guidelines.

Annual Meeting Attendance

We strongly encourage directors to attend our annual meetings of stockholders. The Board endeavors to hold its Board and committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. All of our directors except one attended our 2016 Annual Meeting of Stockholders held on May 26, 2016.

Meetings of the Board

During 2016, the Board met 7 times (including the 2016 Annual Meeting) and acted by unanimous written consent 10 times. Each director, except Warren Lichtenstein, attended over 75% of the aggregate number of meetings of the Board and the meetings held by committees of the Board during the period such director served on the Board or applicable committee during 2016.

Committees of the Board

Standing committees of the Board consist of the Audit Committee, Compensation Committee and Nominating Committee. Each committee operates under a written charter approved by the Board. Each of the charters of the Audit Committee, Compensation Committee and Nominating Committee are available on our website at www.handyharman.com. Each of these charters also is available in print to any stockholder upon request.

Audit Committee. The members of our Audit Committee are Patrick A. DeMarco, Robert Frankfurt and Garen W. Smith. Each of Messrs. DeMarco, Frankfurt and Smith is “independent” as defined by the rules of the NASDAQ Market and meet the financial literacy requirements of the NASDAQ Market. Our Board has determined that Mr. Frankfurt qualifies as an “audit committee financial expert,” under applicable SEC rules and meets the NASDAQ Market financial sophistication requirement of having past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such director’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of Mr. Frankfurt with respect to certain accounting and auditing matters. The designation of “audit committee financial expert” does not impose upon Mr. Frankfurt any duties, obligations or liabilities that are greater than are generally imposed on any such director as a member of the Audit Committee and the Board, and a director’s designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of the other members of our Audit Committee or the Board.

The Audit Committee met 8 times during 2016 and acted by unanimous written consent 2 times. The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. In addition, any related-person transactions, excluding certain limited compensation matters involving one of our directors or executive officers, which are delegated to the Compensation Committee, must be reviewed and approved by the Audit Committee or another independent body of the Board.

Compensation Committee. The members of our Compensation Committee are Patrick A. DeMarco, Robert Frankfurt and Garen W. Smith. Each of Messrs. DeMarco, Frankfurt and Smith is “independent” as defined by the rules of the NASDAQ Market. The Compensation Committee met 3 times during 2016 and acted by unanimous written consent 9 times.

For a summary of the functions of our Compensation Committee, see “Compensation Discussion and Analysis.”

Nominating Committee. The members of our Nominating Committee are Patrick A. DeMarco, Robert Frankfurt and Garen W. Smith. Each of Messrs. DeMarco, Frankfurt and Smith is “independent” as defined by the rules of the NASDAQ Market. The Nominating Committee met 1 time during 2016 and acted by unanimous written consent 2 times.

The Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board and recommending such candidates to the full Board. In addition, the Nominating Committee makes recommendations regarding the structure and composition of our Board and advises and makes recommendations to the full Board on matters concerning corporate governance.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications. The goal of the Nominating Committee is to identify nominees who will contribute to our overall corporate goals and objectives. In making such evaluation, the Nominating Committee considers a nominee’s character, judgment, business experience, personal and professional background, areas of expertise and contribution to diversity of the Board in light of its then-current composition and the Nominating Committee’s assessment of the perceived needs of the Board. The Nominating Committee considers the qualifications of each potential nominee not only for their individual strengths, but also for the potential contribution to the Board as a group. In addition, the Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. The Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating Committee submits its chosen nominees to the Board for approval.

Stockholder Nominees. The Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the 2018 Annual Meeting of Stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 90 days prior to and no earlier than 120 days prior to May 25, 2018, the date that is the one year anniversary of the Annual Meeting (the deadline for nominations for the 2018 Annual Meeting of Stockholders is between January 25, 2018 and February 24, 2018). Notwithstanding the foregoing, if the 2018 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days after the date that is the one year anniversary of the Annual Meeting, then notice by the stockholder to be timely for the 2018 Annual Meeting must be delivered no later than the later of the 90th day prior to the actual date of the 2018 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2018 Annual Meeting of Stockholders is first made by our Board.

Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.11 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Nominating Committee and as necessary to satisfy the rules of the SEC. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Nominating Committee, in accordance with the committee’s charter and corporate governance principles, and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

There have been no changes to the procedures by which our security holders may recommend nominees to our Board since the filing of our Definitive Proxy Statement on April 8, 2016 for our 2016 Annual Meeting of Stockholders, which was held on May 26, 2016.

Communication with the Board

You may contact the Board by mail: Board of Directors, c/o Corporate Secretary, Handy & Harman Ltd., 590 Madison Avenue, 32nd Floor, New York, New York 10022. An employee will forward these emails and letters directly to the Board. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Principles

The Board serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board has adopted Corporate Governance Guidelines to assist in the performance of its responsibilities. These principles are available on our website at www.handyharman.com under “Investor Relations – Corporate Governance.”

Code of Conduct

We maintain a Code of Business Conduct and Ethics, which incorporates our code of ethics that is applicable to all employees, including all officers, and our independent directors with regard to their HNH-related activities. The Code of Business Conduct and Ethics incorporates our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. It also incorporates our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the SEC, and other public communications. In addition, it incorporates our guidelines pertaining to topics such as non-discrimination; fair competition and conflicts of interest. The full text of the Code of Business Conduct and Ethics is published on our website under “Investor Relations – Corporate Governance” at www.handyharman.com. We will post any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed by the rules of the SEC on our website.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by (a) each beneficial owner of 5% or more of our outstanding Common Stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 12,221,429 shares of our Common Stock outstanding as of the Record Date. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our Common Stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Handy & Harman Ltd., 590 Madison Avenue, 32nd Floor, New York, New York 10022.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power and those shares of Common Stock that the stockholder has the right to acquire within 60 days after the Record Date, including through the exercise of an option or vesting of restricted stock. The “Percentage of Shares Outstanding” column treats as outstanding all shares underlying options that are exercisable within 60 days after the Record Date, or vesting of restricted stock held by the Directors and named executive officers individually and as a group, but not shares underlying equity awards that are exercisable by other stockholders.

Name of Beneficial Owner	Number of Shares	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Warren G. Lichtenstein	298,624	2.4%
Patrick A. DeMarco	12,801	Less than 1%
Robert Frankfurt	23,289	Less than 1%
Jack L. Howard (1)	248,947	2.0%
John H. McNamara, Jr.	36,301	Less than 1%
Garen W. Smith	15,216	Less than 1%
Jeffrey A. Svoboda (2)	102,148	Less than 1%
Douglas B. Woodworth (3)	5,387	Less than 1%
William T. Fejes, Jr.	0	0%
Directors, director nominees and executive officers as a group (9 persons)	742,713	6.1%
5% Stockholders:
SPH Group Holdings LLC (4) 590 Madison Avenue 32nd Floor New York, New York 10022	8,560,592	70.0%

(1)	Includes 57,642 shares owned directly by EMH Howard, LLC (“EMH”) which may be deemed beneficially owned by Mr. Howard by virtue of his position as the managing member of EMH. Mr. Howard disclaims beneficial ownership of the shares owned by EMH except to the extent of his pecuniary interest therein.

(2)	Includes 734 unvested shares of restricted stock issued as of March 26, 2015 pursuant to the 2007 Plan (defined below), which currently have voting rights and will vest on March 26, 2018.

(3)	Includes 2,429 unvested shares of restricted stock issued as of March 9, 2016 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on March 9, 2018 and 2019.

(4)	Based upon Amendment No. 32 to the Schedule 13D filed on March 7, 2017, SPHG Holdings directly owns 8,560,592 shares of the Company’s common stock. SPH Group LLC (“SPHG”) is the sole member of SPHG Holdings and Steel Holdings owns 99% of the membership interests of SPHG. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Steel Holdings, SPHG and Steel Holdings GP disclaim beneficial ownership of the shares owned by SPHG Holdings except to the extent of their pecuniary interest therein.

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

Any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related person transactions, each year, we require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Board determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the NASDAQ Listing Rules, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

The Audit Committee reviews all requests for reimbursement of expenses by Steel Holdings and its affiliates, excluding reimbursement of expenses incurred by Steel Services Ltd (“Steel Services”) or its employees under the Management Services Agreement (defined below), which is subject to certain limitations approved by the Audit Committee. We maintain this policy since certain affiliates of Steel Services hold positions with the Company and because of the scope and nature of the services provided by Steel Services.

Certain Related Person Transactions

Management by Affiliates of Steel Holdings

As of the Record Date, SPHG Holdings beneficially owned 8,560,592 shares of the Company’s Common Stock, representing approximately 70.0% of our outstanding shares of Common Stock. The power to vote and dispose of the securities held by SPHG Holdings is controlled by Steel Holdings GP. Warren G. Lichtenstein, our Chairman of the Board, is also the Executive Chairman of Steel Holdings GP. Jack L. Howard, our Principal Executive Officer and Vice Chairman, John H. McNamara, Jr., a director, Jeffrey A. Svoboda, a director, William T. Fejes, Jr., a Senior Vice President of the Company and President and Chief Executive Officer of HNH Group, and Douglas B. Woodworth, our Chief Financial Officer and a Senior Vice President, are also affiliates of Steel Holdings GP. James F. McCabe, Jr., our Chief Financial Officer and a Senior Vice President until May 2016, was also an affiliate of Steel Holdings GP until May 2016.

Management Services Agreement

On January 1, 2012, we entered into a Management Services Agreement (as amended, the “Management Services Agreement”) with SP Corporate Services LLC (“SP Corporate”), pursuant to which SP Corporate provided us with continued executive and corporate services. The Management Services Agreement was amended and restated effective February 23, 2016 to have SPH Services, Inc. (“SPH Services”) furnish the services to the Company and to make certain other changes. Effective May 11, 2016, SP Corporate merged with and into SPH Services and the name of SPH Services was changed to Steel Services. Steel Services is, and both SP Corporate and SPH Services were, affiliates of SPHG Holdings. Warren G. Lichtenstein is the Chief Executive Officer of Steel Services, Jack Howard is Senior Vice President of Steel Services, and Douglas B. Woodworth is Chief Financial Officer of Steel Services. Under the Management Services Agreement, SP Corporate furnished and, effective as of February 23, 2016, Steel Services (f/k/a SPH Services) furnishes the services of Jack L. Howard, William T. Fejes, Jr., and Douglas B. Woodworth. The prior services of Messrs. McCabe and Svoboda as executive officers of the Company were also furnished under the Management Services Agreement. Additionally, Steel Services has agreed to furnish to us personnel to perform additional services, which include, without limitation:

●	legal, tax, accounting, treasury, environmental health and safety, human resources, marketing, operating group management, and investor relations;

●	additional executive services;

●	international business services; and

●	preparation of our reports for filing with the SEC.

Performance of services under the Management Services Agreement by Steel Services and its personnel are subject to the oversight of our Audit Committee, and the authority of Steel Services and its personnel to incur any obligation or enter into any transaction is subject to the prior approval of the Audit Committee or a prior written delegation of authority of the Audit Committee delivered to Steel Services.

Messrs. Howard, Fejes and Woodworth, as well as the persons that will render the above functions to the Company, are made available to us on a non-exclusive basis. However, pursuant to the terms of the Management Services Agreement, all such persons are required to devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable to them in performing such services.

On May 3, 2015, the Management Services Agreement was modified to clarify the services to be provided and to adjust the annual fee in consideration of such services from $8.9 million to $10.6 million. Additionally, we reimburse Steel Services for all expenses incurred on our behalf in connection with the performance of the services under the Management Services Agreement. During 2016, we reimbursed Steel Services and its affiliates an aggregate of approximately $1.6 million for business expenses incurred on our behalf pursuant to the Management Services Agreement. The Management Services Agreement provides that we are to indemnify and hold harmless Steel Services and its affiliates and employees from any claims or liabilities by a third party in connection with activities or the rendering of services under the Management Services Agreement.

The Management Services Agreement continues through December 31, 2017 and shall renew for successive one year periods, unless and until terminated in accordance with the terms set forth therein. Upon any such termination, a reserve fund will be established by the Company for the payment of expenses incurred by or due to Steel Services that are attributable to the services provided to the Company.

Our Audit Committee approved the entry into the Management Services Agreement. The Audit Committee concluded that the engagement of Steel Services provides a cost effective solution to the Company for obtaining executive and other necessary services. The services provided under the Management Services Agreement were formerly provided by employees of the Company. In negotiating and approving the Management Services Agreement, our Audit Committee, consisting of our “independent” directors as defined by the rules of the NASDAQ Market, considered such issues as the scope of the services to be provided by Steel Services to the Company, the pricing of any arrangement with Steel Services and the limits of authority for the outsourced personnel.

Equity Grants

During 2016, we awarded 38,545 shares of restricted stock in the aggregate to persons who provided services to us under the Management Services Agreement. This amount includes awards of 3,625 shares to Mr. Woodworth and 3,448 shares to Mr. McCabe. Our Compensation Committee approved these awards after taking into account the recommendation of Steel Services.

Additionally, during 2016, we awarded as cash awards in lieu of restricted stock grants, awards of $778,875 to Mr. Howard and $91,733 to Mr. Svoboda for their services to us under the Management Services Agreement. The awards to Messrs. Howard and Svoboda represent fifty percent of the 2016 grant, with Messrs. Howard and Svoboda having chosen to defer the other fifty percent. At the discretion of the Compensation Committee, the 2017 grants for each of Messrs. Howard and Svoboda could have been increased by the amount of their deferral, or approved at such level as is deemed appropriate depending upon the Company’s performance in 2016. In fact, the deferred portion of the 2016 grants were approved and awarded in March 2017.

Our Compensation Committee approved these awards after taking into account the recommendation of Steel Services.

Mutual Securities

Mutual Securities, Inc. is the custodian for the majority of the Company’s holdings in ModusLink common stock. Jack L. Howard, our Principal Executive Officer and Vice Chairman of the Board, is a registered principal of Mutual Securities, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section discusses our executive compensation philosophy, decisions and practices for 2016. As set forth in the Summary Compensation Table below, our named executive officers for 2016 were Jack L. Howard, Vice Chairman and Principal Executive Officer, James F. McCabe, Jr., Chief Financial Officer and Senior Vice President until May 19, 2016, Jeffrey A. Svoboda, Senior Vice President of the Company and President and Chief Executive Officer of HNH Group until October 1, 2016, Douglas B. Woodworth, Chief Financial Officer and Senior Vice President effective May 19, 2016, and William T. Fejes, Jr., Senior Vice President of the Company and President and Chief Executive Officer of HNH Group effective June 9, 2016. From June 9, 2016 to October 1, 2016 Messrs. Fejes and Svoboda each served as co- President and Chief Executive Officer of HNH Group. Messrs. Howard and Svoboda also serve as directors, and their biographical information is included in Proposal 1 - Election of Directors.

William T. Fejes, Jr. (age 60) has served as Senior Vice President of the Company and President and Chief Executive Officer of HNH Group since June 2016. Mr. Fejes has served as President of SLI since June 2010 and served as Chief Executive Officer of SLI from June 2010 until October 2016. From 2007 until April 2010, Mr. Fejes was the Chief Operating Officer of Seakeeper, Inc., a company that designs, manufactures and markets motion stabilization equipment for boats under 50 meters in length. Prior to joining Seakeeper, Inc., Mr. Fejes was the President and Chief Executive Officer of TB Wood’s Corporation (“TB Wood’s”), a public company that designs, manufactures and markets industrial power transmission components, with plants in the United States, Mexico and Italy, from 2004 to 2007, and was a director of TB Wood’s from 2004 to 2005. Mr. Fejes also held various executive and management roles at Danaher Corporation, a public company that designs, manufactures and markets industrial and consumer products, for 18 years. From March 2009 to February 2015, Mr. Fejes served as a director of Broadwind Energy, a public company for which he also served as the Chairman of the Governance / Nominating Committee, as a member of the Audit and Compensation Committees. From 2008 to 2010, Mr. Fejes was a Director of Automation Solutions, Inc., a privately held distributor of factory automation equipment.

James F. McCabe, Jr. (age 54) served as Senior Vice President of the Company and H&H from March 2007 until May 2016, and as Chief Financial Officer of the Company from August 2008 until May 2016. From October 2011 until May 2016, Mr. McCabe served as the Chief Financial Officer of the general partner of Steel Holdings and as an officer of certain of its affiliates. Mr. McCabe served as the Chief Financial Officer of SPH Services, a subsidiary of Steel Holdings and the parent of SP Corporate, from October 2011 until May 2016 and as President from January 2012 until May 2016. He served as the President of SP Corporate, a subsidiary of Steel Holdings, from January 2012 until May 2016. See “Transactions With Related Persons” above. From July 2004 to February 2007, Mr. McCabe served as Vice President of Finance and Treasurer, Northeast Region, of American Water Works Company, a public water utility. From August 1991 to September 2003, he was with Teleflex Incorporated, a NYSE-listed diversified global industrial company, where he served in senior management positions including President of Teleflex Aerospace, President of Sermatech International, Chief Operating Officer of Sermatech International, President of Airfoil Technologies International and Chief Financial Officer of Teleflex Aerospace.

Douglas B. Woodworth (age 45) was appointed Chief Financial Officer and Senior Vice President of the Company in May 2016, and holds similar positions in substantially all of the Company’s affiliates. Prior to such appointment, Mr. Woodworth had served as Vice President and Controller of HNH from August 2012. Since May 2016, Mr. Woodworth has also served as Chief Financial Officer of Steel Holdings GP. Mr. Woodworth has over two decades of progressive responsibility in accounting and finance. Prior to joining HNH, Mr. Woodworth served as Vice President and Corporate Controller with SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.), from August 2011 to July 2012, and as Vice President and Corporate Controller of Globe Specialty Metals, Inc. from November 2007 to July 2011. Prior to that, Mr. Woodworth held positions of increasing responsibility with Praxair, Inc. Mr. Woodworth began his career with KPMG LLP. Mr. Woodworth holds an MBA from the Kellogg School of Management at Northwestern University, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University, and a Bachelor of Science in Accountancy from Miami University (Ohio). Mr. Woodworth is a certified public accountant.

On January 1, 2012, we entered into the Management Services Agreement with SP Corporate, an affiliate of SPHG Holdings, which owns approximately 70.0% of our outstanding shares of Common Stock as of the Record Date. Pursuant to the Management Services Agreement, as amended, SP Corporate provided us with the services of Jack L. Howard as our Principal Executive Officer, James F. McCabe, Jr. as our Chief Financial Officer and Senior Vice President, and, effective as of May 3, 2015, Jeffrey Svoboda, as our Senior Vice President and President and Chief Executive Officer of HNH Group, and certain other employees and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, operating group management, investor relations and other similar services.

The Management Services Agreement was amended and restated effective February 23, 2016 to have SPH Services, a wholly owned subsidiary of Steel Holdings, furnish the services to the Company and to make certain other changes. Effective May 11, 2016, the name of SPH Services was changed to Steel Services. On May 3, 2015, in connection with an amendment to the Management Services Agreement, Mr. Svoboda’s employment was transferred from the Company to Steel Services, which assumed the cost of compensating Mr. Svoboda and providing applicable benefits. Prior to May 3, 2015, the terms and conditions of Mr. Svoboda’s service as Senior Vice President of the Company and President and Chief Executive Officer of HNH Group were governed by an employment agreement between Mr. Svoboda and the Company, and Mr. Svoboda’s total compensation, including his base salary, was reviewed and approved annually by the Compensation Committee.

On May 19, 2016, Mr. McCabe resigned from the Company, and Douglas B. Woodworth became our Chief Financial Officer and a Senior Vice President of the Company. On June 9, 2016, William T. Fejes, Jr., became a Senior Vice President of the Company and co-President and Chief Executive Officer of HNH Group (becoming sole President and Chief Executive Officer of HNH Group effective October 2016). The services of both Messrs. Fejes and Woodworth are provided by Steel Services pursuant to the Management Services Agreement. We would note that although his services were provided through Steel Services and his employment agreement assigned to Steel Services as described in June 2016, from that time until January 1, 2017, Mr. Fejes’ salary continued to be paid through SLI’s payroll for reasons of continuity of benefits.

Notwithstanding the Management Services Agreement, we may elect to provide equity based or other compensation to our executive officers, key employees and other senior Steel Services personnel providing services to us after considering the recommendation of Steel Services. During 2016, after considering the recommendation of Steel Services, we awarded 3,625 shares of restricted stock to Mr. Woodworth and 3,448 shares of restricted stock to Mr. McCabe. Messrs. Fejes, Howard and Svoboda were not awarded shares of restricted stock by the Company in 2016.

The discussion that follows in this Compensation Discussion and Analysis relates only to the compensation policies, philosophies and decision making process for Mr. Svoboda only through May 3, 2015, except with respect to certain discretionary equity compensation awards that have been made to all named executive officers, as the compensation of the Company’s named executive officers has been provided by Steel Services and its affiliates pursuant to the Management Services Agreement since that date as to Mr. Svoboda and prior to that date for the other named executive officers. A description of the terms of the Management Services Agreement is set forth under the heading “Transactions with Related Persons-Certain Related Person Transactions.”

Compensation Philosophy

The goal of the Company’s compensation program for Mr. Svoboda was to build long-term value for the Company’s stockholders. In furtherance of this goal, the Compensation Committee developed an executive compensation program designed to: (i) attract and retain a quality executive with the leadership skills, attributes and experience necessary to succeed in an enterprise with the Company’s diverse product offerings and global reach; (ii) link compensation to the achievement of both Company and individual performance goals; and (iii) balance Mr. Svoboda’s motivation to achieve near-term corporate goals with consistent performance over the long-term, which the Company believed best correlates with the creation of long-term stockholder value.

Elements of Executive Compensation and How Each Relates to Overall Compensation Objectives

To achieve the above objectives, the Compensation Committee developed a compensation program that included:

●	Base salary;

●	Cash bonuses;

●	Equity compensation; and

●	Retirement, health and other benefits.

The elements were intended to reward Mr. Svoboda for building long-term stockholder value and achieving specified annual goals for personal and company-wide performance.

Base compensation. Base salary payable to Mr. Svoboda was reviewed and approved annually by the Compensation Committee in accordance with the terms of his employment agreement with the Company. The payment of base salary was intended to recognize particularly the experience, skills, knowledge and responsibility required of Mr. Svoboda.

Cash bonuses. Cash bonuses were payable to Mr. Svoboda and other members of the Company’ senior management team pursuant to the terms of bonus plans adopted annually by the Compensation Committee, effective each of January 1, 2014 and 2015 (the “Bonus Plans”). The Bonus Plans included two components. The first component was a Short Term Incentive Plan (“STIP”) and the second component was a Long Term Incentive Plan (“LTIP”). The structure of the Bonus Plans was designed to provide short-term incentives to participants for achieving annual targets, while also motivating and rewarding eligible participants for achieving longer term growth goals.

Equity compensation. Equity compensation, in the form of restricted stock, is awarded from time to time to the Company’s named executive officers, including the officers who serve pursuant to the Management Services Agreement. On May 26, 2016, the Company’s stockholders approved the adoption of the Company’s 2016 Equity Incentive Award Plan (the “2016 Plan”) to replace the Company’s 2007 Incentive Stock Plan (as amended, the “2007 Plan”). The 2016 Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. No further awards will be granted under the 2007 Plan. The primary purpose of awarding equity compensation is to align the financial interest of all of our named executive officers with those of our stockholders. The Compensation Committee believes that awards of equity compensation achieve this goal because the named executive officers realize additional value from such awards on the same basis as our stockholders. Moreover, because the restricted stock granted to the Company’s named executive officers requires vesting, such rewards promote loyalty to the Company, and recipients are further incentivized to focus on the long-term creation of value for stockholders.

Retirement; heath and other benefits. Through May 3, 2015, the Company provided payments for life insurance, car allowance and 401(k) matching contributions to Mr. Svoboda pursuant to his employment agreement with the Company as an additional incentive to retain his employment.

Compensation Consultant

The Compensation Committee engaged Hay Group to assist it in reviewing and determining appropriate, competitive compensation for Mr. Svoboda until May 2015 and since 2006 for other senior employees of the Company whose services were not being provided by the Management Services Agreement. The Compensation Committee has engaged Hay Group since 2006 and believes Hay Group’s familiarity with the Company and its compensation policies allows Hay Group to provide more meaningful insights to the Compensation Committee. Hay Group also reviewed the design and competitiveness of the Company’s non-employee director compensation program. Hay Group has continued to provide to the Company, at its request, benchmarking, best practices and other data relevant to our compensation programs and changes thereto. In 2016, Hay Group did not provide any other services to the Company. Hay Group does however provide similar services to Steel Holdings with respect to executives of Steel Services, including Messrs. Svoboda, Fejes and Woodworth.

The Compensation Committee determined that the work of Hay Group did not raise any conflicts of interest in 2016. In making this assessment, the Compensation Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that Hay Group does not provide any other services to the Company, the level of fees received from the Company as a percentage of Hay Group’s total revenue, policies and procedures employed by Hay Group to prevent conflicts of interest, and whether the individual Hay Group advisers to the Compensation Committee own any stock of the Company or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Hay Group provides management and the Compensation Committee with external benchmarking data to establish competitive total compensation pay practices for each senior position not provided under the Management Services Agreement. To generate this benchmarking data, Hay Group utilizes broad market surveys of companies of our size and operating in similar geographic areas, but has not developed a specific peer group of companies that it reviews. The Compensation Committee evaluates our executives’ compensation on an annual basis and makes changes accordingly. The Compensation Committee also takes into consideration current economic conditions and the Company’s financial projections, as well as Hay Group’s data, for each position being reviewed, of the 50th percentile of compensation for each such position across the companies represented in its surveys.

Although substantial portions of the Company’s compensation program are performance-based, the Compensation Committee does not believe that the risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company’s Vice President of Human Resources (the “VP of HR”) and the Compensation Committee evaluated the risk profile of the Company’s compensation programs and policies. In performing this evaluation, the VP of HR and the Compensation Committee looked at each element of compensation and the associated risks and mitigating factors for each element of compensation. Specifically, the evaluation included the mix of short-term and long-term incentive compensation, extended vesting periods for long-term equity awards, the mix of corporate and specific business unit measures used in assessing performance, the use of multiple performance review criteria, the Compensation Committee’s discretion in making individual awards and caps on individual compensation awards.

Role of Executives in Establishing Compensation

Mr. Svoboda, our Chairman and Vice Chairman, other members of management (particularly the VP of HR), and Compensation Committee members regularly discuss the Company’s compensation issues and the performance and retention of its named executive officers. Mr. Svoboda, with the assistance of the VP of HR, typically recommended to the Compensation Committee for its review, modification and approval, the annual base salary, bonus and equity awards (if any) for the other members of the management team, other than for himself. Effective October 2016, these tasks performed by Mr. Svoboda were taken over by Mr. Fejes. Through May 3, 2015, the VP of HR typically presented the recommendation to the Compensation Committee for compensation for Mr. Svoboda.

Certain members of the executive management team, including Mr. Fejes, and previously Mr. Svoboda, attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee meets in executive session with only Compensation Committee members present when it deems appropriate.

Factors Considered in Determining the Amount of Each Element of Compensation

Through May 3, 2015, the level of Mr. Svoboda’s overall compensation was reviewed by the Compensation Committee not less than annually. The factors considered in determining Mr. Svoboda’s base pay included those related both to overall performance of the Company and the individual performance of Mr. Svoboda. In determining annual base salary levels, consideration was also given to comparable compensation data provided by Hay Group, as described above, for individuals holding similarly responsible positions at other companies. The determination of cash bonuses amounts was based on the achievement of certain predetermined metrics set forth in the Bonus Plans and described in more detail below in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

The timing, amount and form of equity compensation awards are determined by the Compensation Committee in consultation with key officers of the Company and other members of the Board. The Compensation Committee does not have a formal policy with respect to the timing and amount of equity compensation grants. Rather, in determining whether to approve equity compensation awards and the amount of such award, the Compensation Committee considers a number of factors, including the recipient’s position, contribution to the

Company’s growth and profitability, length of service, prior equity-based compensation awards and shares of the Company’s stock owned, as well as the overall performance of the Company.

Potential Payments Upon Termination or a Change in Control

Pursuant to the employment agreement the Company had with Mr. Svoboda, through May 3, 2015, the Company was required to make certain severance payments to Mr. Svoboda in the event the Company terminated Mr. Svoboda’s employment agreement without cause or gave notice not to extend the term of the employment agreement. Mr. Svoboda would also have received the severance compensation if he terminated his employment agreement due to the material diminution of duties or if the Company relocated more than 50 miles from White Plains, NY, as more specifically described in the employment agreement. The Company believed that agreeing to such terms in the employment agreement with Mr. Svoboda was necessary to maintain the level of trust, loyalty and commitment it believed was required to achieve the Company’s long-term goals. Mr. Svoboda’s employment agreement with the Company was assigned to Steel Services effective May 3, 2015. See below under “Employment Agreements” at page 24 and “Potential Payments Upon Termination or a Change in Control” at page 24.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by the Company’s named executive officers during the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total Compensation ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)
Jack. L. Howard	2016	(2)	—	—	778,875 (3)(4)	778,875
Principal Executive Officer	2015	(2)	—	778,878	778,875 (3)	1,557,753
	2014	(2)	—	1,557,750	—	1,557,750
William T. Fejes, Jr.	2016	(2)	—	—	—	—
Senior Vice President of HNH and President and Chief Executive Officer of HNH Group
Douglas B. Woodworth	2016	(2)	—	73,624	—	73,624
Chief Financial Officer
Jeffrey A. Svoboda	2016	(2)	—	—	91,733 (3)(4)	91,733
Senior Vice President of HNH and President and Chief Executive Officer of HNH Group until October 1, 2016	2015	211,829 (2)	—	91,738	105,152 (5)	408,719 (6)
	2014	593,744	392,345	220,162	25,044 (7)	1,231,295
James F. McCabe, Jr.	2016	(2)	—	70,029	—	70,029
Chief Financial Officer and Senior Vice President until May 19, 2016	2015	(2)	—	35,019	35,010 (3)	70,029
	2014	(2)	—	79,487	—	79,487

(1)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 15 to our audited consolidated financial statements in our Annual Report for details as to the assumptions used to determine the fair value of the awards.

(2)	In 2016, 2015 and 2014, Messrs. Howard and McCabe and, beginning in May 3, 2015, Mr. Svoboda, did not receive any salary from the Company as their services were provided to the Company pursuant to the Management Services Agreement. In 2016, Mr. Woodworth did not receive any salary from the Company as his services were provided to the Company pursuant to the Management Services Agreement. Mr. Fejes continued to be paid from a subsidiary of the Company’s payroll for all of 2016 as described above under “Compensation Discussion and Analysis-Overview,” at page 17; however, his services were provided to the Company pursuant to the Management Services Agreement. The Management Services Agreement provides that the Company will pay Steel Services a fixed annual fee of approximately $10.6 million, subject to annual adjustment. See “Transactions With Related Persons” above.

(3)	Cash award in lieu of restricted stock grant.

(4)	Represents 50% of the 2016 grant, which was paid in cash. Messrs. Howard and Svoboda deferred 50% of their 2016 grants. At the discretion of the Compensation Committee, the 2017 grants for each of Messrs. Howard and Svoboda could have been increased by the amount of their deferral, or approved at such level as is deemed appropriate depending upon the Company’s performance in 2016. In fact, the deferred portion of the 2016 grants were approved and awarded in March 2017, and were made in cash.

(5)	Includes a cash award in lieu of restricted stock grant and payments for life insurance, car allowance, and 401(k) matching payments.

(6)	Compensation through May 3, 2015, at which time Mr. Svoboda’s employment was transferred to Steel Services.

(7)	Includes payments for life insurance, car allowance, and 401(k) matching payments.

Grant of Plan-Based Awards

The following table shows all plan-based awards granted to the Company’s named executive officers during 2016. For additional information regarding incentive plan awards, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

		Estimated Possible/Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible/Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Jack L. Howard	March 9, 2016	—	—	—	—	—	—	—	778,875 (1)(2)
William T. Fejes, Jr.	—	—	—	—	—	—	—	—	—
Douglas B. Woodworth	March 9, 2016	—	—	—	—	—	—	3,625 (3)	73,624
Jeffrey A. Svoboda	March 9, 2016	—	—	—	—	—	—	—	91,733 (1)(2)
James F. McCabe, Jr.	March 9, 2016	—	—	—	—	—	—	3,448 (4)	70,029

(1)	Cash award in lieu of restricted stock grant.

(2)	Represents 50% of the 2016 grant, which was paid in cash. Messrs. Howard and Svoboda deferred 50% of their 2016 grants. At the discretion of the Compensation Committee, the 2017 grants for each of Messrs. Howard and Svoboda could have been increased by the amount of their deferral, or approved at such level as is deemed appropriate depending upon the Company’s performance in 2016. In fact, the deferred portion of the 2016 grants were approved and awarded in March 2017, and were made in cash.

(3)	The restricted stock vests over three years in approximately equal installments on each anniversary of the date of grant.

(4)	Mr. McCabe forfeited the restricted stock on May 19, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to the named executive officers during the fiscal years ended December 31, 2016, 2015 and 2014 included salaries, bonus and equity compensation. In addition, through May 3, 2015, Mr. Svoboda was eligible to receive contributions to his 401(k) plan under our matching contribution program.

Base Compensation. Currently, and since no later than May 2015 when the last such named executive officer was transferred to Steel Services, all of the named executive officers serve pursuant to the Management Services Agreement. During the term of the Management Services Agreement, the Company is not responsible for compensating or providing applicable employment benefits to any officers or other personnel provided thereunder. See “Transactions With Related Persons.”

The Company paid Mr. Svoboda’s salary through May 3, 2015, at which time Mr. Svoboda’s employment was transferred from the Company to Steel Services, which paid any applicable award to Mr. Svoboda for 2015. In 2014, salaries and bonuses accounted for 49.4% of total compensation for Mr. Svoboda. See “Employment Agreements” below.

On May 3, 2015, in connection with an amendment to the Management Services Agreement, Mr. Svoboda’s employment was transferred from the Company to Steel Services, which assumed the cost of compensating Mr. Svoboda and providing applicable benefits. Therefore, his STIP bonus awarded for 2015, which was awarded and paid by Steel Services in 2016, is not included in the table above. Mr. Svoboda received a STIP bonus of $392,345 in 2014; representing 94.4% of the STIP potential amount in 2014.

Equity Grants. Effective each of March 9, 2016, March 17 and March 26, 2015, and March 21, 2014, the Compensation Committee approved the grant of restricted stock awards under the 2007 Plan, to certain executive officers, including: (i) grants in 2016 of 3,448 shares to Mr. McCabe and 3,625 shares to Mr. Woodworth; (ii) grants in 2015 of 18,305 shares to Mr. Howard, 2,156 shares to Mr. Svoboda and 823 shares to Mr. McCabe; and (iii) grants in 2014 of 75,000 shares to Mr. Howard, 10,600 shares to Mr. Svoboda and 3,827 shares to Mr. McCabe. The grant made to Mr. Svoboda in 2014 constituted the entire LTIP component of the 2014 Bonus Plan for Mr. Svoboda. The restricted stock grants awarded to Mr. Svoboda, Mr. McCabe and Mr. Woodworth vest over three years in approximately equal installments on each anniversary of the date of grant. Mr. McCabe forfeited any unvested restricted shares on May 19, 2016. The restricted stock grants awarded to Mr. Howard vest in one year, on the anniversary date of the grant.

Additionally, effective each of March 9, 2016, and March 17, 2015 (with respect to Mr. Howard), and March 26, 2015 (with respect to Mr. Svoboda), the Compensation Committee approved cash awards in lieu of restricted stock grants to certain executive officers, including: (i) cash awards in 2016 of $778,875 to Mr. Howard and $91,733 to Mr. Svoboda; and (ii) cash awards in 2015 of $778,875 to Mr. Howard and $91,733 to Mr. Svoboda. The cash awards awarded to Messrs. Howard and Svoboda in 2015 were paid immediately, the restricted stock grants received in 2015 for Mr. Howard vested in one year, on the anniversary date of the grant. The restricted stock grants awarded to Mr. Svoboda in 2015 vest over three years in approximately equal installments on each anniversary of the date of grant. The cash awards in 2016 to Messrs. Howard and Svoboda were paid immediately and represented fifty percent of the 2016 cash award, with Messrs. Howard and Svoboda having chosen to defer the other fifty percent. At the discretion of the Compensation Committee, the 2017 cash award for each of Messrs. Howard and Svoboda could have been increased by the amount of their deferral, or approved at such level as is deemed appropriate depending upon the Company’s performance in 2016. In fact, the deferred portion of the 2016 cash awards were approved and awarded in March 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options and unvested shares of restricted stock held by each named executive officer as of December 31, 2016. The market values of the restricted stock reported in this table are calculated based on the closing market price of the Company’s common stock on the NASDAQ Capital Market on December 31, 2016, which was $25.55 per share.

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
(a)	(b)	(e)	(f)	(g)	(h)
Jack L. Howard	—	—	—	—	—
Jeffrey A. Svoboda	—	—	—	3,604 (1)	92,082
	—	—	—	1,445 (2)	36,920
Douglas B. Woodworth	—	—	—	3,625 (3)	92,619
William T. Fejes, Jr.	—	—	—	—	—

(1)	Restricted shares granted as of March 21, 2014, which vested on March 21, 2017.

(2)	Restricted shares granted as of March 26, 2015, which vested or vest in approximately equal installments on each of March 26, 2017 and 2018.

(3)	Restricted shares granted as of March 9, 2016, which vested or vest in approximately equal installments on each of March 9, 2017, 2018, and 2019.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of restricted stock awards held by each of the named executive officers during 2016, on an aggregate basis. The value realized on the vesting of restricted stock awards is calculated based on the closing market price of the Company’s common stock as reported on the NASDAQ Capital Market on the applicable vesting dates of the restricted stock awards.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Jack L. Howard	18,305	$404,174
Jeffrey A. Svoboda	7,813	$188,962
James F. McCabe, Jr.	2,836	$67,875
Douglas B. Woodworth	1,360	$32,817
William T. Fejes, Jr.	—	$—

Employment Agreements

William T. Fejes, Jr. Mr. Fejes’ former employment agreement with SL Industries, Inc. (the “Fejes Employment Agreement”) was assigned to Steel Services effective January 1, 2017. The Fejes Employment Agreement provides for automatic one year renewals unless the agreement is terminated in accordance with its terms. Under the terms of the Fejes Employment Agreement, Mr. Fejes is entitled to receive an annual base salary and is eligible for an annual bonus of up to 100% of his base salary, to be composed of a short term incentive portion and a long term incentive portion, at the sole discretion of the Board. Mr. Fejes’ services have been provided to the Company pursuant to the Management Services Agreement, his employment was formally assigned to Steel Services effective June 9, 2016.

James F. McCabe, Jr. Mr. McCabe’s former employment agreement with the Company was assigned to SP Corporate effective January 1, 2012.

Jeffrey A. Svoboda. Effective January 28, 2008, Jeffrey A. Svoboda entered into an employment agreement, pursuant to which Mr. Svoboda agreed to become the President and Chief Executive Officer of H&H. Mr. Svoboda was also appointed by the Board to serve as the President and Chief Executive Officer of Bairnco, effective January 2009, and as a Senior Vice President of the Company, effective March 2009, and President and Chief Executive Officer of HNH Group, effective August 2011. His employment agreement provided for an initial two-year term, which automatically extended for successive one-year periods unless earlier terminated pursuant to its terms. The employment agreement also provided to Mr. Svoboda, among other things, (i) an annual salary of $500,000, (ii) an annual bonus with a target of 100% of base salary under the Company’s STIP and LTIP (as base salary is defined in his employment agreement); (iii) a grant of 100,000 options to purchase shares of the Company’s common stock pursuant to the terms and conditions of the 2007 Plan at an exercise price equal to $9.00; and (iv) other benefits. Effective November 24, 2008, the outstanding option to purchase shares of the Company’s common stock granted pursuant to Mr. Svoboda’s employment agreement was adjusted pursuant to the 2007 Plan to reflect a 1-for-10 reverse split of the Company’s common stock effected November 2008 by reducing the number of shares issuable thereunder to 10,000 and by increasing the exercise price of such option to $90.00 per share. Effective January 4, 2009, we amended our employment agreement with Mr. Svoboda to permit the reduction of the annual salary payable thereunder by 5% in accordance with company-wide salary reductions. Certain technical amendments were also made to Mr. Svoboda’s employment agreement, effective January 1, 2009, for the purpose of bringing the severance payment provisions of the employment agreement into compliance with the applicable provisions of Section 409A of the Internal Revenue Code and the regulations and interpretive guidance issued thereunder. Mr. Svoboda’s employment agreement with the Company was assigned to Steel Services effective May 3, 2015. The options to purchase shares expired January 28, 2016.

Douglas B. Woodworth. Mr. Woodworth has an employment agreement with Steel Services which provides certain severance compensation upon termination of the agreement. Such compensation is described below under “Potential Payments Upon Termination or a Change in Control.”

Potential Payments Upon Termination or a Change in Control

William T. Fejes, Jr. Under the terms of the Fejes Employment Agreement, if Mr. Fejes’ employment is terminated, at his or the Company’s election at any time due to his death or disability, due to the expiration or non-renewal of the Fejes Employment Agreement prior to his 65th birthday, or for reasons other than cause or voluntary resignation, Mr. Fejes is entitled to receive the certain accrued obligations (accrued vacation, expenses, etc.) and, provided he executes a general release, severance payments and benefits equal to: (i) one (1) year of his base salary;

(ii) reimbursement for the premium associated with one (1) year continuation of health insurance coverage pursuant to COBRA, (iii) immediate vesting of any options that are scheduled to vest within one year of the date of termination of employment; (iv) unpaid bonuses with respect to the fiscal year ending on or preceding the date of termination, if any, provided Mr. Fejes is employed on December 31 of that year and the bonus plan is in full force and effect; and (v) unpaid bonus through the termination or resignation date, if any, or, if the full bonus has not been earned, a pro-rata portion of such bonus, pursuant to the terms of the applicable bonus plan.

James F. McCabe, Jr. In connection with the termination of his employment agreement, Steel Services paid to Mr. McCabe, as aggregate compensation, (i) a lump-sum cash payment equal to one (1) year of his then current annual base, (ii) the continuation of certain health-related benefits for up to a twelve (12) month period following termination, (iii) any bonus payment that he was entitled to pursuant to any bonus plans as were then-in-effect and (iv) a car allowance for a one-year period after termination.

Jeffrey A. Svoboda. Prior to May 3, 2015, in the event that the Company terminated Mr. Svoboda’s employment agreement without cause or gave notice not to extend the term of the employment agreement, the Company would have paid to Mr. Svoboda, as aggregate compensation, (i) a lump-sum cash payment equal to the greater of the balance of his base salary due for the remaining term of his contract (as base salary is defined in his employment agreement) or one (1) year of the greater of his then current annual base salary or of his base salary as of December 31, 2008, (ii) the continuation of certain health-related benefits and (iii) a bonus payment equal to the cash portion of the most recent bonus paid to Mr. Svoboda. Mr. Svoboda would also have received the same compensation set forth in the preceding sentence if he had terminated the employment agreement due to a material diminution of duties or the Company relocated more than 50 miles from White Plains, NY, as more specifically described in the employment agreement. Mr. Svoboda’s employment agreement with the Company was assigned to Steel Services effective May 3, 2015.

Douglas B. Woodworth. In the event that Mr. Woodworth’s employment agreement is terminated for any reason other than cause or voluntary resignation, Steel Services will pay to Mr. Woodworth, as aggregate compensation, a lump-sum cash payment equal to six (6) months of his then current annual base salary.

Risk Assessment of the Company’s Compensation Policies

The Company’s compensation programs are discretionary, balanced and focused on the long term. Goals and objectives of the Company’s compensation programs reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. The Company’s approach to compensation practices and policies applicable to employees throughout the Company is consistent with that followed for its executives and, accordingly, the Company believes that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The following table sets forth information with respect to compensation earned by or awarded to each director who served on the Board during 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Total ($)
(a)	(b)	(c)	(h)
Patrick A. DeMarco	101,289	62,311	163,600
Robert Frankfurt	104,853	62,311	167,164
Jack L. Howard	49,883	778,875(1)(2)	828,758
Warren G. Lichtenstein	97,740	1,557,750(1)(3)	97,740(4)
John H. McNamara, Jr.	48,353	62,311	110,664
Garen W. Smith (6)	101,798	62,311	164,109
Jeffrey A. Svoboda	—	91,733(1)(2)	91,733

(1)	Cash award in lieu of restricted stock grant.

(2)	Represents 50% of the 2016 grant, which was paid in cash. Messrs. Howard and Svoboda deferred 50% of their 2016 grants. At the discretion of the Compensation Committee, the 2017 grants for each of Messrs. Howard and Svoboda could have been increased by the amount of their deferral, or approved at such level as is deemed appropriate depending upon the Company’s performance in 2016. In fact, the deferred portion of the 2016 grants were approved and awarded in March 2017, and were made in cash.

(3)	Represents 100% of the 2016 grant, none of which was paid in 2016. Mr. Lichtenstein deferred 100% of his 2016 grant. At the discretion of the Compensation Committee, the 2017 grant for Mr. Lichtenstein could have been increased by the amount of his deferral, or approved at such level as is deemed appropriate depending upon the Company’s performance in 2016. In fact, the deferred portion of the 2016 grant was approved and awarded in March 2017.

(4)	Excludes the cash award in lieu of restricted stock as 100% of Mr. Lichtenstein’s 2016 grant was deferred.

(5)	Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. See Note 15 to our audited consolidated financial statements in our Annual Report for details as to the assumptions used to determine the fair value of the awards. As of December 31, 2016, each director of the Company held the following number of unvested shares of restricted stock granted pursuant to the 2007 Plan:

Name	Shares
Patrick A. DeMarco	3,068
Robert Frankfurt	3,068
Jack L. Howard	—
Warren G. Lichtenstein	—
John H. McNamara, Jr.	3,068
Garen W. Smith	3,068
Jeffrey A. Svoboda (7)	—

(6)	In addition, Mr. Smith and his wife also receive medical benefits pursuant to an agreement entered into as of June 19, 2002 by and between the Company, Unimast and Mr. Smith in connection with the sale by the Company of Unimast, its then wholly-owned subsidiary, and the termination of Mr. Smith’s employment as President and Chief Executive Officer of Unimast.

(7)	Any unvested shares held by Mr. Svoboda were granted to him in his capacity as an officer and not a director of the Company.

Effective December 7, 2015, the Board adopted the following compensation schedule for non-employee directors:

Annual Retainer for Independent Directors (1)	$61,200
Annual Retainer for Chairman	$91,800
Board Meeting Fee	$1,530
Annual Retainer for Audit Committee Members	$7,650
Annual Retainer for Audit Committee Chair	$10,200
Audit Committee Meeting Fee	$1,020
Annual Retainer for Compensation Committee Members	$6,120
Annual Retainer for Compensation Committee Chair	$6,630
Compensation Committee Meeting Fee	$1,020
Annual Retainer for Nominating Committee Members	$5,100
Annual Retainer for Nominating Committee Chair	$6,120
Nominating Committee Meeting Fee	$1,020
Special Committee Meeting Fee	$1,020

(1)	The annual retainer for Messrs. Howard and McNamara is $40,800. No annual retainer is currently payable to Mr. Svoboda.

Shares granted to our directors in 2016 vested entirely in March 2017.

Compensation Committee Report

The members of the Compensation Committee noted below have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee noted below recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Patrick A. DeMarco

Robert Frankfurt

Garen W. Smith

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Patrick A. DeMarco, Robert Frankfurt and Garen W. Smith. None of the members of our Compensation Committee during 2016 served as an officer or employee of HNH or was formerly an officer of HNH. None of our executive officers during 2016 served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Company’s named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion and Analysis” beginning on page 16, pursuant to the Management Services Agreement, Steel Services provides us with the services of all of our named executive officers and we pay Steel Services directly for such services. Pursuant to the terms of the Management Services Agreement, Steel Services is responsible for compensating all of our executive officers, including our named executive officers. However, we may elect to provide equity or other compensation to our executive officers, but expect to do so after taking into account the recommendations of Steel Services.

The Board recommends that stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement by approving the following advisory resolution:

RESOLVED, that the stockholders of Handy & Harman Ltd. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables as set forth in this Proxy Statement.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the compensation of our named executive officers on a non-binding, advisory basis. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your uninstructed shares on this proposal. Such abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF
THE COMPANY’S EXECUTIVE COMPENSATION.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for 2016.

The Audit Committee’s purpose is, among other things, to assist our Board in its oversight of its financial accounting, reporting and controls. Our Board has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of the NASDAQ Market. The Audit Committee operates under a written charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an independent audit of our consolidated financial statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or BDO.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for 2016 with management and BDO. The Audit Committee met with BDO, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from BDO required by the Public Company Accounting Oversight Board. The Audit Committee has discussed with BDO the communications concerning independence and that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

THE AUDIT COMMITTEE

Patrick A. DeMarco

Robert Frankfurt

Garen W. Smith

INDEPENDENT ACCOUNTING FIRM FEES

Fees Paid to BDO

The following table presents information regarding the fees estimated and billed by BDO for the 2016 and 2015 fiscal years.

Nature of Services	2016 Fiscal Year	2015 Fiscal Year
Audit Fees	$1,699,200	$1,393,432
Audit-Related Fees	$351,447	$28,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,050,647	$1,421,432

Audit Fees. This category includes professional services rendered for the audit of our consolidated financial statements included in our annual reports, review of our unaudited condensed consolidated financial statements included in our quarterly reports, and services that were provided in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. This category includes fees billed by BDO for assurance and related services that are reasonably related to the performance of an audit or review of HNH’s financial statements, including audits in connection with acquisitions, due diligence for mergers and acquisitions and consultations regarding acquisitions and divestitures.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit or audit-related services described above were performed pursuant to the De Minimis Exception. In fiscal 2016 and 2015, the Audit Committee followed SEC guidelines in approving all services rendered by BDO.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

The ratification of the selection of BDO as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the Common Stock voted on the matter at the Annual Meeting, the Audit Committee will reconsider the appointment of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2017, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of HNH and our stockholders.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017 on a non-binding, advisory basis. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. As discussed above, if you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your uninstructed shares on this proposal. If a broker chooses to leave these uninstructed shares unvoted, such shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Audit Committee value the opinions of our stockholders and will consider the outcome of the vote.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF BDO USA, LLP

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”), stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2018 Annual Meeting of Stockholders must submit such proposal to our Corporate Secretary at our principal executive offices by December 26, 2017, if they wish for it to be eligible for inclusion in the Proxy Statement and form of proxy relating to that meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

In addition, under our bylaws, a stockholder wishing to nominate a person to our Board at the 2018 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2018 Annual Meeting the stockholder must deliver the nomination or recommendation to our Corporate Secretary at our principal executive offices no later than no later than 90 days prior to and no earlier than 120 days prior to May 25, 2018, the date that is the one year anniversary of the Annual Meeting (the deadline for nominations for the 2018 Annual Meeting of Stockholders is between January 25, 2018 and February 24, 2018). Notwithstanding the foregoing, if the 2018 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days after the date that is the one year anniversary of the Annual Meeting, then notice by the stockholder to be timely for the 2018 Annual Meeting must be delivered no later than the later of the 90th day prior to the actual date of the 2018 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2018 Annual Meeting of Stockholders is first made by our Board. A stockholder’s notice of proposal shall include (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (b) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner. See “Consideration of Director Nominees; New Nominees for Director – Stockholder Nominees” for a discussion of the information required to be submitted with stockholder director nominations. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act, requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during 2016.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the Annual Meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 27, 2017, in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors

/s/ Warren G. Lichtenstein

WARREN G. LICHTENSTEIN Chairman of the Board

HANDY & HARMAN LTD. 1133 WESTCHESTER AVENUE, SUITE N-222 WHITE PLAINS, NY 10604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

01	Warren G. Lichtenstein	☐	☐	☐

02	Robert Frankfurt	☐	☐	☐

03	Jack L. Howard	☐	☐	☐

04	John H. McNamara, Jr.	☐	☐	☐

05	Patrick A. DeMarco	☐	☐	☐

06	Garen W. Smith	☐	☐	☐

07	Jeffrey A. Svoboda	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain

2.	To approve, on a non-binding, advisory basis, named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K, Stockholder Letter are available at www.proxyvote.com

HANDY & HARMAN LTD. Annual Meeting of Stockholders May 25, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jack L. Howard and Douglas B. Woodworth, each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Handy & Harman Ltd. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 25, 2017, at 9:00 a.m., local time, at Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019, or at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN PROPOSAL NO. 1 AND “FOR” APPROVAL OF PROPOSAL NOS. 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

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